Exhibit 10.1

Michael P. Connors
Chairman and
Chief Executive Officer

PERSONAL AND CONFIDENTIAL

19 November, 2010

Mr. David Whitmore
CEO Compass
United Kingdom

Dear David:

Over the last several months, we have discussed at length the potential power of the combining of Compass and TPI within ISG. As well, we have also discussed in some detail our shared view of how that combination would drive significant shareholder value. As we are now on the threshold of executing our joint acquisition plans, I wanted to confirm your employment details.

At the closing of the transaction you will become Compass CEO and Vice Chairman of ISG. You will be responsible for the development and execution of the Compass Business Plan we have agreed on, lead our Go-to-Market integration plans and help drive success across ISG.

Your base salary will be 244,000 GBP annually with a target Annual Incentive Plan (AIP) opportunity of 190,000 GBP for 2011 for a total annual cash opportunity of 434,000 GBP.

David, as we discussed, our vision at ISG is to build an industry-leading, information-based services company. We are convinced that under your leadership Compass will exceed expectations and help accelerate our progress toward achieving this vision. We are still in the early stages of execution of our vision and with your financial, operational and consulting experience I know you will make significant contributions to our success.

We look forward to you joining the ISG Team!

Sincerely,

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com